Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of AYRO, Inc. on Amendment No. 1 to Form S-3 (File No. 333-274439) of our report dated March 23, 2022, with respect to our audit of the consolidated financial statements of AYRO, Inc. as of and for the year ended December 31, 2021 appearing in the Annual Report on Form 10-K of AYRO, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement. On September 21, 2022, the Company dismissed Friedman and engaged Marcum to serve as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2022, which actions were ratified by the Audit Committee of the Board of Directors of the Company. The services previously provided by Friedman are now provided by Marcum.

/s/ Friedman llp

Friedman llp

East Hanover, New Jersey

September 27, 2023